SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934


                          MERCURY WASTE SOLUTIONS, INC.
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)

                                   589413 10 3
                                 (CUSIP Number)

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CUSIP No. 589413 10 3

1.       Name of Reporting Person and I.R.S. Identification No.:
         BRADLEY J. BUSCHER

2.       Member of a Group: (a) ________  (b)     X

3.       SEC USE ONLY:

4.       Citizenship or Place of Organization:  U.S.A.

5.       Sole Voting Power: 1,257,890

6.       Shared Voting Power: --  0

7.       Sole Dispositive Power: 1,257,890

8.       Shared Dispositive Power: --  0

9.       Aggregate Amount Beneficially Owned by each Reporting Person:
         1,257,890

10.      Check Box if the Aggregate Amount in Row 9 excludes Certain Shares:
                                                               X (See Exhibit A)

11.      Percent of Class Represented by Amount in Row 9: 35.1%

12.      Type of Reporting Person:  IN

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Item 1(a)
and (b)      NAME AND ADDRESS OF ISSUER:

             Mercury Waste Solutions, Inc.
             302 North Riverfront Drive
             Mankato, MN 56001

Item 2(a)    NAME OF PERSON FILING: Bradley J. Buscher


Item 2(b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             302 North Riverfront Drive
             Mankato, MN   56001



Item 2(c)    CITIZENSHIP:  USA



Item 2(d)    TITLE OF CLASS OF SECURITIES:  Common Stock, $0.01 par value


Item 2(e)    CUSIP NUMBER: 589413 10 3


Item 3       THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b).


Item 4(a)    AMOUNT BENEFICIALLY OWNED:

             1,257,890 shares at December 31, 1997.
             (including the right to acquire 116,180 shares upon exercise of certain warrants)

Item 4(b)    PERCENT OF CLASS:

             35.1% pursuant to Rule 13d-3(c).

Item 4(c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

             (1) Sole power to vote or to direct the vote 1,257,890

             (2) Shared power to vote or to direct the vote -0-

             (3) Sole power to dispose or to direct the disposition of 1,257,890

             (4) Shared power to dispose or to direct the disposition of -0-

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Item 5       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not Applicable

Item 6       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not Applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not Applicable

Item 8       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable

Item 9       NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable

Item 10      CERTIFICATION.

             Not Applicable


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          /s/ Bradley J. Buscher
Date February 11, 1998.   ------------------------------------------------------
                                            Bradley J. Buscher

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                                    EXHIBIT A

                            To Form 13G (Individual)

The filing of this report shall not be construed as an admission by the person identified in Item 2(a) that, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act, he is the "beneficial owner" of any equity securities listed below; and such person expressly disclaims that he is part of a "group."

Record Owner's Relationship         Record Owner's             Number
    to Reporting Person            Type of Ownership          of Shares
---------------------------        -----------------          ---------

Irrevocable Trust for                 Indirect             100,000 shares(1)
Reporting Person's Children


(1) These shares are not reported in Item 4(a) and are noted here for information only.